Exhibit 10.1

AMENDMENT OF

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Amendment") is made, as of November 1, 2017 (the “Amendment Effective Date”), by and between Jeanette E. Marbert (“Executive”),  and ILG, Inc. (“Company”), a Delaware corporation.

WHEREAS, Executive and Company have entered into that certain Amended and Restated Employment Agreement with an Effective Date of March 24, 2017 (the “Employment Agreement”);  and

WHEREAS, Executive has assumed a new leadership role within the Company, requiring the amendment of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 1A of the Employment Agreement shall be deleted in its entirety and the following language substituted therefor:

1A.EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as President and Chief Executive Officer of the ILG Exchange and Rental Segment.  During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  During Executive’s employment with the Company, Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”).  Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the CEO, to the extent consistent with Executive’s position.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time.  Executive may (i) serve as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company and its Affiliates; (ii) deliver lectures and fulfill speaking engagements; (iii) engage in charitable and community activities; and (iv) invest her personal assets in such form or manner that will not violate this Agreement or require services on the part of Executive in the operation or affairs of the companies in which those investments are made; provided the activities described in clauses (i), (ii), (iii) or (iv) do not materially affect or interfere with the performance of Executive’s duties and obligations to the Company or conflict with such policies as may be adopted from time to time by the Board.  Executive’s principal place of employment shall be the Company’s offices located in Miami, Florida.

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2.

Where there is a conflict between the terms and conditions of this Amendment and the terms and conditions of the Employment Agreement, the terms and conditions of this Amendment control.  All other terms and conditions and definitions of the Employment Agreement shall remain in full force and effect, unmodified by this Amendment, and be applied to and made a part of this Amendment.

IN WITNESS WHEREOF, each of the parties has executed this Amendment.

EXECUTIVE

By:	/s/ Jeanette E. Marbert
Jeanette E. Marbert

Date:

ILG, INC.

By:	/s/ Craig M. Nash
Craig M. Nash
Chairman, Chief Executive Officer
and President

Date:	March 28, 2018

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